                          DOBSON COMMUNICATIONS CORPORATION

                      CERTIFICATE OF DESIGNATION OF THE POWERS,
                       PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER SPECIAL RIGHTS
                    OF CLASS F PREFERRED STOCK AND QUALIFICATIONS,
                         LIMITATIONS AND RESTRICTIONS THEREOF
                      _________________________________________

                    Pursuant to Title 18, Section 1032(G) of the
                   General Corporation Act of the State of Oklahoma
                      _________________________________________

          Dobson Communications Corporation, a corporation organized and existing under the General Corporation Act of the State of Oklahoma (the "Company"), does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (or any committee of such board of directors, the "Board of Directors") by its Amended and Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Title 18, Section 1032(G) of the General Corporation Act of the State of Oklahoma, said Board of Directors, acting by written consent dated December 21, 1998, duly approved and adopted the following resolution (the "Resolution"):

          RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of Class F Preferred Stock, par value $1.00 per share, with a liquidation preference of $1,000 per share, consisting of 205,000 shares, having the powers, designations, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions that are set forth in this Resolution as follows (the terms used herein, unless otherwise defined herein, are used herein as defined in paragraph (n) hereof):

          (a) DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "Class F Preferred Stock". The number of shares constituting such series shall be 205,000 shares of Class F Preferred Stock, consisting of an initial issuance of 30,000 shares of Class F Preferred Stock plus additional shares of such Preferred Stock which may be issued to pay dividends on such Preferred Stock if the Company elects to pay dividends in additional shares of such Preferred Stock (collectively, the "Preferred Stock"). The liquidation preference of the Preferred Stock shall be $1,000 per share.

          Each share of Preferred Stock has been issued initially as a part of a unit consisting of one share of Preferred Stock and one Warrant to purchase shares of Class A Common Stock of the Company
("Warrant Shares"). The Preferred Stock and the Warrants may be transferred only as units and not separately.

          (b) RANK. The Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to (A) all classes of Common Stock of the Company, (B) the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class G Preferred Stock and the Class H Preferred Stock and (C) each other class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to herein, together with all classes of common stock of the Company, as the "Junior Securities"); (ii) on a parity with any class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); (iii) junior to the 12 1/4% Senior Exchangeable Preferred Stock issued in January 1998 and December 1998 and junior to each class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which have been approved by the Holders of the Preferred Stock in accordance with subparagraph (f)(ii) hereof and which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). No shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock, Class G Preferred Stock or Class H Preferred Stock shall be redeemed or purchased by the Company or any subsidiary of the Company so long as any shares of Class F Preferred Stock remain outstanding; provided however, that holders of shares of Class D Preferred Stock or Class E Preferred Stock may require the Company to redeem or purchase such shares from and after December 23, 2005, whether or not any shares of Class F Preferred Stock remain outstanding. The Company covenants with the holders of Class F Preferred Stock that the authorized shares of Class D Preferred Stock will not be increased above 90,000 shares without the prior consent of holders of a majority of Class F Preferred Stock.

          (c) DIVIDENDS. (i) Beginning on the Closing Date, the Holders of the outstanding shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Preferred Stock at a rate per annum equal to 16% of the liquidation preference per share, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the Preferred Stock and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Closing Date. The Company may pay dividends, at its option, in cash or in additional fully paid and nonassessable whole shares of Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. No fractional shares of Preferred Stock shall be issued. In lieu of the issuance of a fraction of a share, the Company shall pay cash in an amount equal to $1,000 multiplied by the fraction of a share otherwise issuable. If any dividend (or portion thereof) payable on any Dividend
Payment Date is not declared or paid in full in cash or Preferred Stock on such Dividend Payment Date, the amount of accrued and unpaid dividends will bear interest at the dividend rate on the Preferred Stock, compounding annually, until declared and paid in full. Each distribution in the form of a dividend (whether in cash or in additional shares of Preferred Stock) shall be payable to Holders of record as they appear on the stock books of the Company on such record date, not less than 10 nor more than 60 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Preferred Stock on the date of their redemption unless the Company shall have failed to pay the relevant redemption price on the date fixed for redemption.

               (ii) Notwithstanding anything else provided herein, if the Company fails to cause a shelf registration statement with respect to resales of the Preferred Stock to become effective in accordance with the Investors Agreement dated the Closing Date on or prior to December 31, 2001, the dividend rate on the Preferred Stock will increase 0.5% per annum to 16 1/2% per annum of liquidation preference per share of Preferred Stock from December 31, 2001, payable in cash or, at the Company's option, in additional shares of Preferred Stock, quarterly in arrears on each Dividend Payment Date, commencing January 15, 2002 until such shelf registration statement with respect to resales of the Preferred Stock is declared effective in accordance with such Investors Agreement.

               (iii) All dividends paid with respect to shares of the Preferred Stock pursuant to paragraph (c)(i) hereof shall be paid pro rata to the Holders entitled thereto.

               (iv) Dividends that are in arrears and unpaid for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) hereof may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

               (v) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously shall be declared and paid in full or declared and, if payable in cash, a sum in cash shall be set apart sufficient for such payment on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If full dividends are not paid, as aforesaid, upon the shares of the Preferred Stock, all dividends declared upon shares of the Preferred Stock and any other Parity Securities shall be declared PRO RATA so that the amount of dividends declared per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock and such Parity Securities bear to each other.

               (vi) (A) Holders of shares of Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                     (B) So long as any shares of Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities (other than distributions or dividends in Junior Securities to the holders of Junior Securities) or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith have been paid in full on the Preferred Stock.

                     (C) So long as any shares of the Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith on the Preferred Stock have been paid in full.

               (vii) Dividends payable on shares of the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

          (d) LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, Holders of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $1,000 per share of Preferred Stock, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any payment shall be made on or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the Holders of Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

          (e) REDEMPTION. (i) OPTIONAL REDEMPTION. (A) The Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor) at any time on or after January 1, 1999, at the Company's option, in whole or in part, in the manner provided in subparagraph (e)(iii), at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date, but subject to the right of Holders of Preferred Stock on a record date to receive dividends on a Dividend Payment Date), and interest thereon, if any, if redeemed during the 12-month period beginning January 1 of each of the years set forth below.


          YEAR                                           PERCENTAGE
          ----                                           ----------
          1999   . . . . . . . . . . . . . . . . . . .   100.00%
          2000   . . . . . . . . . . . . . . . . . . .   100.00%
          2001   . . . . . . . . . . . . . . . . . . .   105.00%
          2002   . . . . . . . . . . . . . . . . . . .   115.00%
          2003 and thereafter  . . . . . . . . . . . .   130.00%


                    (B)  In the event of a redemption pursuant to paragraph
(e)(i) hereof of only a portion of the then outstanding shares of the Preferred Stock, the Company shall effect such redemption as it determines, PRO RATA according to the number of shares held by each Holder of Preferred Stock, PROVIDED that the Company may redeem such shares held by any Holder of fewer than 100 shares of Preferred Stock without regard to such PRO RATA redemption requirement, or by lot, in each case, as may be determined by the Company in its sole discretion.

               (ii) MANDATORY REDEMPTION. On December 31, 2010, the Company shall redeem from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the Preferred Stock then outstanding at a redemption price equal to 130% of the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) and interest thereon, if any.

               (iii) PROCEDURES FOR REDEMPTION. (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Preferred Stock at such Holder's address as the same appears on the stock register of the Company, PROVIDED that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                         (1)  whether the redemption is pursuant to
     subparagraph (e)(i)(A) or (e)(ii) hereof;

                         (2)  the redemption price;

                         (3) whether all or less than all the outstanding shares of the Preferred Stock are to be redeemed and the total number of shares of the Preferred Stock being redeemed;

                         (4) the number of shares of Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

                         (5)  the date fixed for redemption;

                         (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of Preferred Stock to be redeemed; and

                         (7) that dividends on the shares of the Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the redemption price.

                    (B) Each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice and on the Redemption Date. The full redemption price for such shares of Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (C) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price, without interest.

          (f) VOTING RIGHTS. (i) The Holders of shares of the Preferred Stock, except as otherwise required under Oklahoma law or as set forth in paragraphs (f)(ii), (f)(iii) and (f)(iv) hereof, shall not be entitled or permitted to vote on any general corporate matters.

               (ii) (A) So long as any shares of the Preferred Stock are outstanding, the Company shall not authorize any class of Senior Securities without the affirmative vote or, notwithstanding any contrary provision of the Amended and Restated By-Laws of the Company (the "By-Laws"), written consent of Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that, without the approval of Holders of the Preferred Stock, the Company may issue shares of Senior Securities in exchange for, or the proceeds of which are used to redeem or repurchase (1) all (but not less than all) shares of Preferred Stock then outstanding or (2) indebtedness of the Company.

                    (B) So long as any shares of the Preferred Stock are outstanding, the Company shall not amend this Certificate of Designation so as to affect adversely the specified rights (including, without limitations, the covenants described in paragraph (l)), preferences, privileges or voting rights of Holders of Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock, without the affirmative vote or, notwithstanding any contrary provisions of the By-Laws, written consent of Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. The Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, may waive compliance with any provision of this Certificate of Designation.

                    (C)  Except as set forth in subparagraph (f)(ii) hereof,
(1) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of Holders of Preferred Stock and shall not, unless not complying with subparagraph (f)(ii) hereof, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Preferred Stock.

               (iii) (A) If (1) dividends on the Preferred Stock are in arrears and unpaid for four quarterly periods (whether or not consecutive),
(2) the Company fails to discharge any redemption obligation with respect to the Preferred Stock, (3) the Company fails to make an Offer to Purchase (and complete such purchase of) all of the outstanding shares of Preferred Stock following a Change of Control, if such Offer to Purchase is required to be made pursuant to paragraph (g) hereof, or (4) the Company breaches or violates one of the provisions set forth in paragraph (l) hereof and the breach or violation continues for a period of 30 consecutive days or more after notice thereof to the Company by Holders of 25% or more of the shares of the Preferred Stock then outstanding, and if at such time Albert H. Pharis, Jr. is not then a member of the Board of Directors, then the number of directors constituting the Board of Directors shall be adjusted to permit the

Holders of the majority of the then outstanding shares of Preferred Stock, voting separately as one class, to elect one director. For the purpose of determining the number of quarterly periods for which accrued dividends have not been paid, any accrued and unpaid dividend that is subsequently paid shall not be treated as unpaid. Each event described in clauses (1), (2),
(3) and (4) of this subparagraph (f)(iii)(A) is a "Voting Rights Triggering Event." Within 15 days of the time the Company becomes aware of the occurrence of any default referred to in clause (4) of this subparagraph
(f)(iii)(A), the Company shall give written notice thereof to the Holders.

                    (B) The right of the Holders of Preferred Stock voting separately as one class to elect one director as described in subparagraph
(f)(iii)(A) shall continue until such time as (1) in the event such right arises due to a default referred to in clause (1) of the preceding paragraph, all accumulated dividends that are in arrears on the Preferred Stock are paid in full; and (2) in the event such right arises due to any default referred to in clause (2), (3) or (4) of the preceding paragraph, the Company remedies any such failure, breach or default, at which time the term of any director elected pursuant to subparagraph (f)(iii)(A) hereof shall terminate and the number of directors constituting the board of directors shall be reduced to the number necessary to reflect the termination of the right of the Holders of the Preferred Stock to elect a director, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event.

          At any time after voting power to elect a director shall have become vested and be continuing in the Holders of shares of the Preferred Stock pursuant to subparagraph (f)(iii)(A) hereof, or if vacancies shall exist in the office of director elected by the Holders of shares of the Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least 25% of the shares of Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Preferred Stock for the purpose of electing the director which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 30 days after personal service of said written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of the Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this subparagraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 40 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder of shares of the Preferred Stock so designated shall have, and the Company shall provide, access to the lists of Holders of shares of the Preferred Stock for purposes of calling a meeting pursuant to the provisions of this subparagraph (f)(iii)(B).

                    (C) At any meeting held for the purpose of electing a director at which the Holders of Preferred Stock shall have the right, voting separately as one class, to elect a director as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Preferred Stock shall be required to constitute a quorum of such Preferred Stock.

                    (D) Any vacancy occurring in the office of a director elected by the Holders of the Preferred Stock shall be filled by such Holders.

               (iv) In any case in which the Holders of shares of the Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Oklahoma law, each Holder of shares of the Preferred Stock shall be entitled to one vote for each share of Preferred Stock held. Any action that may be taken hereunder by the Holders of the Preferred Stock at a meeting may be taken by written consent of a majority of the Holders of such Preferred Stock.

          (g) CHANGE OF CONTROL. (i) Upon the occurrence of a Change of Control, the Company shall be required (subject to any contractual and other restrictions with respect thereto existing on the Closing Date and the legal availability of funds therefor) to make an Offer to Purchase (the "Change of Control Offer") to each Holder of Preferred Stock to repurchase all or any part of such Holder's Preferred Stock at a cash purchase price equal to then applicable optional redemption price specified in paragraph (e) hereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of purchase to the date of purchase) and interest thereon, if any (the "Change of Control Payment"). Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer if any indebtedness outstanding on the Closing Date would prohibit such Change of Control Offer or any indebtedness outstanding under any of the Credit Facilities Agreements is outstanding upon the occurrence of a Change of Control until such indebtedness is repaid, redeemed or repurchased in full, in which case the date on which all such indebtedness is so repaid, redeemed or repurchased will, under this Certificate of Designation, be deemed to be the date on which such Change of Control shall have occurred.

               (ii) Within 30 days following any Change of Control, the Company shall mail a notice to such Holder stating: (A) that the Change of Control Offer is being made pursuant to this Certificate of Designation and that, to the extent lawful, all shares of Preferred Stock tendered will be accepted for payment; (B) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date"); (C) that any shares of Preferred Stock not tendered will continue to accrue dividends in accordance with the terms of this Certificate of Designation; (D) that, unless the Company defaults in the payment of the Change of Control Payment, all shares of Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Change of Control Payment Date and all rights of the Holders of such Preferred Stock shall terminate on and after the Change of Control Date; and (E) a description of the procedures to be followed by such Holder in order to have its shares of Preferred Stock repurchased.

               (iii) On the Change of Control Payment Date, (A) the Company shall, to the extent lawful, (1) accept for payment shares of Preferred Stock tendered pursuant to the Offer to Purchase and (2) promptly wire to each Holder of shares of Preferred Stock so accepted payment in an amount equal to the Change of Control Payment for such shares and (B) unless the Company defaults in the payment for the shares of Preferred Stock tendered pursuant to the Offer to Purchase, dividends shall cease to accrue with respect to the shares of Preferred Stock tendered and accepted and all rights of Holders of such tendered and accepted shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

               (iv) The Company shall comply with Rule 14e-1 under the Exchange Act and any securities laws and regulations to the extent such laws and regulations are applicable to the repurchase of shares of the Preferred Stock in connection with a Change of Control.

          (h) CONVERSION OR EXCHANGE. The Holders of shares of Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

          (i) PREEMPTIVE RIGHTS. No shares of Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

          (j) REISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Oklahoma) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, PROVIDED that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

          (k) BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

          (l) CERTAIN ADDITIONAL PROVISIONS. (1) LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in this Certificate of Designation, any of the Credit Facilities Agreements, the Senior Note Indenture, the Dobson/Sygnet Note Indenture or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; PROVIDED that, other than as contemplated in clause (vi) below, the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law;
(iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this subparagraph (l)(1), (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Certificate of Designation or (C) arising or agreed to in the ordinary course of business, not relating to any indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of (A) any of the Credit Facilities Agreements, PROVIDED any encumbrance or restriction that would prevent payments of dividends or other distributions to the Company to pay cash dividends on the Preferred Stock applies only in the event of an event of default (other than an event of default resulting solely from a breach of a representation or warranty) under any of the Credit Facilities Agreements; PROVIDED with respect to any event of default (other than a payment default (including by way of acceleration), bankruptcy default or a loss of a material license or cellular system), such restriction will terminate 180 days after the occurrence of such event of default; or (B) any indebtedness of a Restricted Subsidiary, or any agreement pursuant to which such indebtedness was issued, if the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such indebtedness or agreement, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Preferred Stock than is customary in comparable financings (as determined by the Company) and if the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make dividend payments on the Preferred Stock. Nothing contained in this subparagraph
(l)(1) shall prevent the Company or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure indebtedness of the Company or any of its Restricted Subsidiaries.

               (2) LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary obtains a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) the distribution of the capital stock of Logix to and among certain stockholders of the Company. Notwithstanding the foregoing, any transaction covered by the first paragraph of this subparagraph (l)(2) and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

               (3) COMMISSION REPORTS AND REPORTS TO HOLDERS. Whether or not the Company is required to file reports with the Commission, for so long as any Preferred Stock is outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply each Holder, without cost to such Holder, copies of such reports and other information.

(4) LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of Director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;
(iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and
(iv) the distribution of the

Capital Stock of Logix to and among certain shareholders of the Company.

          (m) DISTRIBUTION OF LOGIX. The Holders of shares of Preferred Stock shall have no right to participate in the distribution of the Capital Stock of Logix to and among certain shareholders of the Company.

          (n) DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Board Resolution" means a copy of a resolution, certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

          "Business Day" means any day except a Saturday or Sunday or other day on which commercial banks in The City of New York are required or authorized by law or other governmental action to be closed.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Shares.

          "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date; or (ii) individuals who immediately following the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors immediately following the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) the Company shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to any Person.

          "Class A Preferred Stock" means the Class A Non-Voting,
Non-Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Class B Preferred Stock" means the Class B Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Class C Preferred Stock" means the Class C Preferred Stock, par value $1.00 per share, of the Company.

          "Class D Preferred Stock" means the Class D Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Class E Preferred Stock" means the Class E Preferred Stock, par value $1.00 per share, of the Company.

          "Class F Preferred Stock" means the Class F Preferred Stock, par value $1.00 per share, of the Company.

          "Class G Preferred Stock" means the Class G 16% Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Class H Preferred Stock" means the Class H Preferred Stock, par value $1.00 per share, of the Company.

          "Closing Date" means the date on which the Preferred Stock is originally issued.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Shares of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.

          "Credit Facilities Agreements" means the DCOC Credit Facility Agreement, the Dobson/Sygnet Credit Facilities Agreement and the DOC Credit Facility Agreement.

          "DCOC Credit Facility Agreement" means the credit agreement established pursuant to the Revolving Credit Agreement and the 364-Day Revolving Credit and Term Loan Agreement, each dated as of March 25, 1998, among Dobson Cellular Operations Company, NationsBank of Texas, N.A., First Union National Bank and Toronto Dominion (Texas), Inc., together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such credit agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

          "Dividend Payment Date" means January 15, April 15, July 15 and October 15 of each year.

          "Dividend Period" means the dividend period commencing on each January 15, April 15, July 15 and October 15 and ending on the day before the following Dividend Payment Date; PROVIDED, HOWEVER, that the first such Dividend Period shall commence on the Closing Date.

          "Dobson/Sygnet Credit Facilities Agreement" means the credit agreement to be established pursuant to the Credit Agreement among Dobson/Sygnet Operating Company, NationsBanc Montgomery Securities LLC, and NationsBank, N.A. dated as of December 23, 1998, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such credit agreement may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

          "Dobson/Sygnet Note Indenture" means the indenture dated December 23, 1998 between Dobson/Sygnet Communications Company and United States Trust Company of New York, as trustee.

          "Dobson/Sygnet Notes" means the 12 1/4% Senior Notes due 2008 issued by Dobson/Sygnet Communications Company pursuant to the Dobson/Sygnet Note Indenture.

          "DOC Credit Facility Agreement" means the credit agreement established pursuant to the Dobson Operating Company

Third Amended and Restated Credit Agreement dated as of March 25, 1998, among Dobson Operating Company, Corestates Bank, N.A., Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A., together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such credit agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Existing Stockholders" means Everett R. Dobson.

          "Holder" means a holder of shares of Preferred Stock.

          "Logix" means Logix Communications Enterprises, Inc.

          "Mandatory Redemption Date" means December 31, 2010.

          "Offer to Purchase" means an offer by the Company to purchase Preferred Stock from the Holders commenced by mailing a notice to each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Preferred Stock validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Preferred Stock not tendered will continue to accrue dividends pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Payment Date; (v) that Holders electing to have Preferred Stock purchased pursuant to the Offer to Purchase will be required to surrender the Preferred Stock, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Preferred Stock completed, to the Company at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Company receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the liquidation preference of Preferred Stock delivered for purchase and a statement that such Holder is withdrawing its election to have such Preferred Stock purchased; and (vii) that Holders whose Preferred Stock is being purchased only in part will be issued new shares of Preferred Stock equal in liquidation preference to the unpurchased portion of the Preferred Stock surrendered; PROVIDED that each share of Preferred Stock purchased and each new share of Preferred Stock issued shall be in a liquidation preference of $1,000 or integral multiples thereof. On the Payment Date, the Company shall accept for payment on a pro rata basis Preferred Stock or portions thereof validly tendered pursuant to an Offer to Purchase and promptly wire to the Holders of Preferred Stock so accepted (i) payment in an amount equal to the purchase price and (ii) new shares of Preferred Stock equal in liquidation preference to any unpurchased portion of the Preferred Stock surrendered; PROVIDED that each share of Preferred Stock purchased and each new share of Preferred Stock issued shall be in a liquidation preference of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

          "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Preferred Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

          "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

          A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

          "Redemption Date" with respect to any shares of Preferred Stock, means the date on which such shares of Preferred Stock are redeemed by the Company.

          "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

          "Senior Note Indenture" means the Indenture dated as of February 28, 1997 between the Company and United States Trust Company of New York, relating to the Senior Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

          "Senior Notes" means the 11 3/4% Senior Notes due 2007 issued by the Company under the Senior Note Indenture.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Unrestricted Subsidiary" means (i) Logix, Dobson/Sygnet Communications Company, Dobson Tower Company or any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any lien on any property of, the Company or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation no Voting Rights Triggering Event, or any event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing.

          "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

          (o) TRANSFER AND LEGENDING OF SHARES. (i) No transfer of shares of the Preferred Stock shall be effective until such transfer is registered on the books of the Company. Until registered under the Securities Act, the expiration of the time period referred to in Rule 144(k) (as then in effect) under the Securities Act from the Closing Date, or the Company and the Holder of such shares otherwise agree, all shares of Preferred Stock shall bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE"SECURITIES ACT") OR APPLICABLE STATE SECURITIES ACTS. THE SECURITIES HAVE NOT BEEN ACQUIRED WITH A VIEW TO DISTRIBUTION, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND/OR THE APPLICABLE STATE SECURITIES ACTS, OR AN OPINION ACCEPTABLE TO THE

          ISSUER OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH OTHER ACTS."

               (ii) The Company shall refuse to register any attempted transfer of shares of Preferred Stock not in compliance with this paragraph (o).

               (iii) In connection with proposed transfers of Preferred Stock described in Exhibit A, the Company may require the transferor or transferee, as the case may be, to deliver the appropriate letter attached hereto as Exhibit A. Each Holder of Preferred Stock shall notify the Company in the event of any transfer by such Holder of any shares of Preferred Stock to a foreign transferee.

          IN WITNESS WHEREOF, Dobson Communications Corporation has caused this Certificate of Designation to be executed in its corporate name by Ronald L. Ripley, its Vice President, and attested by Trent LeForce, its Assistant Secretary, this 21st day of December, 1998.

                                            DOBSON COMMUNICATIONS CORPORATION



                                            By: /s/ Ronald L. Ripley
                                               --------------------------------
                                            Name: Ronald L. Ripley
                                            Title: Vice President


Attest:

By: /s/ Trent LeForce
    -----------------------------------
     Name: Trent LeForce
     Title: Assistant Secretary


[Corporate Seal]

                                      EXHIBIT A



                              Form of Certificate to Be
                             Delivered in Connection with
                          Transfers to Accredited Investors
                          ---------------------------------


                                                          _______________, ____




Dobson Communications Corporation
13439 N. Broadway Extension, Suite 200
Oklahoma City, Oklahoma  73114

                         Re: Dobson Communications Corporation (the "Company") Class F Preferred Stock and the Warrants attached thereto (the "Units")

Dear Ladies and Gentlemen:

          In connection with our proposed purchase of _________ Units, we confirm that:

          1. We understand that any subsequent transfer of the Units is subject to certain restrictions and conditions set forth in the Certificate of Designation relating to the Units (the "Certificate of Designation") and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Units except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the "Securities Act").

          2. We understand that the offer and sale of the Units have not been registered under the Securities Act, and that the Units may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf, that if we should sell any Units, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with available exemptions from registration under the Securities Act or (C) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Units from us a notice advising such purchaser that resales of the Units are restricted as stated herein.

          3. We understand that, on any proposed resale of any Units, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the certificates representing the Units purchased by us will bear a legend to the effect set out in paragraph 2.

          4. We are an "accredited investor," as defined in Rule 501(a) of Regulation D under the Securities Act and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Units, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

          5. We are acquiring the Units purchased by us for our own account or for one or more accounts (each of which is an "accredited investor") as to each of which we exercise sole investment discretion.

          6. We are not acquiring the Units with a view to a distribution thereof or with any present intention of offering or selling any of the Units, except as permitted above.

          You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

                                          Very truly yours,

                                          [Name of Transferee]



                                          By:
                                            --------------------------------
                                            Authorized Signature



                                       A-1